UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


Date of Report (Date of earliest event reported)  September 11, 1998 (August 26,
1998)


                                NOXSO CORPORATION
             (Exact name of registrant as specified in its charter)


     Virginia                      000-17454                      54-1118334
  (State or other                 (Commission                 (I.R.S. Employer
  jurisdiction of                 File Number)               Identification No.)
  incorporation)


                                 2414 Lytle Road
                                  Bethel Park, PA                      15102
                      (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code                (412) 854-1200

Item 3. Bankruptcy and Reorganization.

Confirmation of First Amended Plan of Reorganization

         At a hearing on August 26, 1998, the United States Bankruptcy Court for the Eastern District of Tennessee (the "Bankruptcy Court") confirmed the First Amended Plan of Reorganization (as modified, the "Plan") of NOXSO Corporation
     ("NOXSO"). The Bankruptcy Court entered its Order confirming the Plan on September 2, 1998. The confirmation of the Plan represents a major step in NOXSO's efforts to reorganize under Chapter 11 of the U.S.
Bankruptcy Code.

     Pursuant to the Plan, the remaining principal elements of NOXSO's efforts to emerge from bankruptcy are (1) to raise $15-18 million in additional equity financing to construct a commercial-size demonstration of the NOXSO Process, and
(2) to obtain the consent of the U.S. Department of Energy ("DOE") to utilize DOE cost-sharing funds at the new demonstration project. These elements are conditions precedent to NOXSO's ability to consummate the Plan and make the distributions to creditors and shareholders contemplated by the Plan. Other conditions precedent to the consummation of the Plan include the approval by the Bankruptcy Court of any host site agreement for a demonstration project that NOXSO may enter into and the receipt of certain funds from the DOE for prior projects, as set forth below. The Plan contemplates that the Debtor will continue its business operations following confirmation and consummation of the Plan.

     Pursuant to a cooperative agreement between DOE and NOXSO (the "Cooperative Agreement"), the DOE agreed to provide one-half of the allowable cost of previous NOXSO projects in Indiana and Tennessee. To date, NOXSO has submitted invoices totaling $2,376,695, which remain unpaid. NOXSO will be submitting additional invoices to the DOE for its share of costs incurred prior to the date of consummation of the Plan. Those additional invoices are expected to total approximately $1,760,000. (Together, the invoices already submitted and those to be submitted will be referred to as the "DOE Invoices").

     If the Plan is not consummated, the DOE position is that none of the DOE Invoices are payable based on a Cooperative Agreement provision which caps the DOE liability. Similarly, NOXSO reserves the right to take the position that the DOE Invoices are payable whether or not the Plan is consummated.

     The totals in the DOE Invoices include legal fees and expenses totaling approximately $650,000. NOXSO and DOE are engaged in discussions concerning whether all or a portion of those legal fees and expenses are an appropriate component of the DOE Cost Share. Depending upon the outcome of those discussions, it is anticipated that, as part of the Amendment to the Cooperative Agreement, the DOE will pay the DOE Invoices in an amount ranging between approximately $3,500,000 and $4,150,000. The funds received from the DOE pursuant to the DOE Invoices constitute the Available Cash and will be all that is needed to effect the funding necessary to carry out the provisions of the Plan.

     Depending upon the outcome of NOXSO's objections to several claims and upon satisfaction of certain conditions, the range of allowed general unsecured claims will be between approximately $2,600,000 and $3,100,000. If funds are received from DOE as described above, after payment of secured and priority claims, approximately $3,100,000 of Available Cash will remain for payment of allowed general unsecured claims.

     The DOE has filed a proof of claim for an amount in excess of $15,000,000. If NOXSO obtains the necessary third party funding for the demonstration project and the DOE agrees to the Amendment to the Cooperative Agreement, it is expected that (i) DOE will agree to a repayment agreement which would allow DOE to waive its claim as a general unsecured claim and to provide for repayment of the DOE Cost Share out of future revenues, and (ii) DOE will provide the Available Cash for the implementation of the Plan.

     NOXSO is attempting to obtain new equity funding (the "New Equity Funding") on the best available terms in exchange for equity in Reorganized NOXSO. Currently, there are approximately 4,500 holders of NOXSO Common Stock, which hold approximately 15,400,000 shares of NOXSO Common Stock. It cannot be determined how much equity will be available for current NOXSO shareholders (the "Remaining Equity") after the New Equity Funding is obtained. Under the Plan, NOXSO Common Stock will be extinguished and shareholders will receive their Pro-rata Share of the Remaining Equity, if any. "Pro-rata Share" means the ratio of (i) the number of shares of NOXSO Common Stock held by a specific shareholder to (ii) the total number of shares of outstanding NOXSO Common Stock.

     Holders ("Option Holders") of options and warrants of NOXSO ("Existing Options") will receive options to purchase shares in the Reorganized NOXSO (the "New Options") on the following basis:

     (a) the number of shares subject to the Existing Options held by each specific Option Holder will be reduced by the same percentage that the shareholders' interests in Reorganized NOXSO are reduced as a result of the New Equity Funding.

     (b) the exercise price for each New Option will be the same as the exercise price for the Existing Options, subject to an increase or decrease in the exercise price to reflect the value of shares of Reorganized NOXSO on the Distribution Date as a result of the New Equity Funding (the "New Exercise Price") compared to the average value of the individual shares of NOXSO computed by averaging the closing price for NOXSO Common Shares for the six (6) month period immediately preceding the Confirmation Date (the "Current Price").

Item 7. Financial Statements and Exhibits.

(c)  Exhibits

2.1  First Amended Plan of Reorganization of NOXSO Corporation, as modified.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     NOXSO CORPORATION

                                                     /s/ Edwin J. Kilpela
                                                     ---------------------------
                                                     Edwin J. Kilpela
                                                     President


Date:  September 11, 1998
       Bethel Park, Pennsylvania